Exhibit 5.1

CAREY OLSEN

20 March 2019

Nomad Foods Limited Nemours Chambers PO Box 3170 Road Town Tortola British Virgin Islands

(the “Addressee”)

Dear Sirs

Nomad Foods Limited (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the filing by the Company on 4 June 2018 of an automatic shelf registration statement on Form F-3 (File No. 333–225402) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) with respect to the offering by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of: (i) ordinary shares of no par value of the Company (“Ordinary Shares”); (ii) preferred shares of no par value of the Company (the “Preferred Shares”); (iii) debt securities of the Company which may be issued in one or more series; and/or (iv) warrants to purchase Ordinary Shares or Preferred Shares in each case, as described in the prospectus forming a part of the Registration Statement.

Reference is made to our opinion letter dated 4 June 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the final prospectus supplement (the “Prospectus Supplement”) dated 19 March 2019 to be filed by the Company with the Securities Exchange Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 17,391,305 Ordinary Shares (and up to an additional 2,608,695 Ordinary Shares subject to an over-allotment option granted to the Underwriters (as defined below) covered by the Registration Statement (together the “Shares””).

The Shares are being sold by the Company to the several underwriters named in, and pursuant to, the Underwriting Agreement, dated as of 19 March 2019 (the “Underwriting Agreement”), by and between the Company and Goldman Sachs & Co. LLC, on its own behalf and as representative of the several underwriters named in Schedule I thereto (the “Underwriters”).

Nomad Foods Limited

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

1.	DOCUMENTS

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below including public records and, as to matters of fact material to the opinion set forth below, on a certificate of the Company’s registered agent. We have not independently verified the documents and information we have relied upon.

2.	ASSUMPTIONS

2.1

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the documents in paragraph 1 above without further enquiry and upon the following assumptions, which we have not independently verified:

2.1.1	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

2.1.2

there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions appearing herein and, specifically, we have made no enquiry as to the laws or public policies of England and Wales and the State of New York;

2.1.3

the information and documents relied upon are accurate, up-to-date, in full force and effect and remain unchanged as at the date hereof and there is no document or other information or matter that has not been provided or disclosed to or reviewed by us which could affect the accuracy of the opinions expressed below; and

2.1.4	the Company’s register of members will be updated immediately upon the issue of the Shares to reflect the issue of the Shares.

3.	OPINION

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

4.	LIMITATIONS

We offer no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws).

Nomad Foods Limited

5.	GOVERNING LAW AND RELIANCE

5.1

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K dated 20 March 2019, which is incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Carey Olsen (Guernsey) LLP
Carey Olsen (Guernsey) LLP